Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-226176) of Skyline Champion Corporation, and
(2)
Registration Statement (Form S-8 No. 333-227539) pertaining to the 2018 Equity Incentive Plan of Skyline Champion Corporation;

of our reports dated May 30, 2023, with respect to the consolidated financial statements and schedule of Skyline Champion Corporation and the effectiveness of internal control over financial reporting of Skyline Champion Corporation included in this Annual Report (Form 10-K) of Skyline Champion Corporation for the year ended April 1, 2023.

/s/ Ernst & Young

Detroit, Michigan

May 30, 2023